1211 Avenue of the Americas
24th Floor
New York, NY 10036

July 5, 2017

Steve Kumar Arora
[Address]

Dear Steve:

RE:    International Assignment

This letter agreement confirms the terms and conditions that are being presented to you in consideration of your international assignment to Zurich (“Host Country”).

During the term of this assignment, you will be employed by AXIS Specialty U.S. Services, Inc. (“Company”) and seconded to AXIS Re Europe (Zurich Branch) in Zurich and will continue to serve in the capacity of CEO Reinsurance.

Except as amended by this letter, your compensation will continue to be governed by the terms of the employment agreement between you and the Company dated July 5,2017 as may be amended from time to time (the “Employment Agreement”).

Term of Assignment
This assignment is subject to medical clearances, immigration entry documents and employment visa, and your acceptance of the terms and conditions outlined in this letter. The initial effective date of your assignment will be the Commencement Date under the Employment Agreement. Your point of origin has been designated as the United States (“Home Country”).

Your assignment is expected to last three (3) years. The terms and conditions in this letter will be in effect only for the period of your secondment to AXIS Re Europe in Zurich in the capacity of CEO Reinsurance.

Employee Benefit Plans
You will remain on all other Home Country benefits and retirement plans. Such benefits may be changed from time to time by the Company at its sole discretion. Your participation in these benefits is subject to the eligibility rules, benefit levels and contribution amounts that apply to all employees of the Company at any time.

Housing and Utilities Allowance
During the term of the assignment, the Company will pay you a monthly housing and utilities’ allowance of $25,000 USD per month, provided, however, the Company shall have no other obligations to you relating to any of your housing expenses. This allowance is based on suitable housing cost in the Host Country (based on your salary level and family size), relative to housing costs in the Home Country. You will be responsible for payment of any deposit required for your housing in the Host Country.

Your housing and utilities allowance will begin on the Commencement Date of your Employment Agreement and will stop upon the earlier of (i) termination of this assignment or (ii) termination of your employment.

Should you purchase a home in the Host Country during the term of this agreement, although your housing and utilities allowance will continue, the Company will not provide you with additional financial assistance of any kind with respect to the purchase of a home and you will be solely responsible for any adverse income tax affect which results from either the purchase or sale of a home in the Host Country.

Childrens’ School Allowance
During the term of the assignment, the Company will reimburse you up to a $150,000 annual allowance for your childrens’ education, subject to the Company’s receipt of appropriate supporting documentation. The Company shall have no other obligations to you relating to any of your childrens’ education expenses.

Payroll Delivery
You will continue to be paid out of the U.S. Payroll on a biweekly basis with biweekly direct deposit into your U.S. bank account. You should instruct your bank as to the amount that should be transferred to your Host Country account.

Taxation Preparation

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For all tax years during the term of the assignment, the Company will reimburse you for reasonable US and Swiss tax return preparation fees.

Work Schedule
You agree that you will observe the work schedule in effect at your place of assignment.

Visa/Medical Examinations/Work Permits
The Company will assist you in obtaining the proper documentation (visas/work permit for yourself) for your assignment.

General
You understand and agree the differential payments and adjustments described above as well as any other allowance or gratuities provided by the company to you under this agreement are, at the election of the Company, in substitution for the statutory benefits required under the laws of the Host Country to compensate employees who are not entitled to receive these contractual benefits. Any such benefits you may receive from the host jurisdiction, including but not limited to severance upon termination of the assignment must be remitted to the Company.

This agreement and the benefits outlined are contingent upon your being authorized to work and reside in the Host Country. If you lose your authorization to work in the Host Country at any time and for any reason during the term of this agreement, the Company may, at its sole discretion, consider all, or any portion of this agreement void. In such event, and provided that the authorization is not terminated for commission of a dishonest or wrongful act involving fraud, misrepresentation or moral turpitude, conviction of a felony or any act which would rise to the level of a felony, the Company will pay for the cost of returning you, and your belongings, with the same shipment and luggage benefits as your move to the Host Country, back to Home Country.

Agreement
Nothing is this agreement shall be construed as a contractual guarantee of employment.

This agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of law’s provisions.

[Signature page immediately follows]

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Except as set forth in this letter, all other terms and conditions of the Employment Agreement shall remain in full force and effect.

Sincerely,

AXIS SPECIALTY U.S. SERVICES, INC.

/s/ Noreen McMullan
Noreen McMullan
Executive Vice President

Acknowledged and agreed this 6th day of July, 2017.

/s/ Steve Kumar Arora
Steve Kumar Arora

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